Exhibit 99.1

Nature Vision Inc. announces the sale of the Vaddio product line

Brainerd, MN—February 8, 2007—Nature Vision Inc. (NASDAQ:NRVN), the nation’s leading manufacturer and distributor of underwater viewing systems, announced the sale of its Vaddio product line to New Vad LLC, effective Monday, February 5, 2007.

The transaction provided for a total purchase price of approximately $1,500,000. The transaction involved the sale of equipment and certain other assets relating to the Vaddio product line. Vaddio inventories will be sold to the buyer over the next 12 months at a book value. Accounts receivable, real estate and certain manufacturing equipment were retained by Nature Vision Inc. Estimated market value of assets retained by Nature Vision Inc. is approximately $6,000,000. The majority owners of the buyer, New Vad, LLC., were managers of the division while owned by Nature Vision Inc.

Nature Vision continues its’ operation related to outdoor recreation products, located in Brainerd, Minnesota. Our long-term growth plans will be in the outdoor recreation markets. This growth is expected to be generated organically and through strategic acquisitions.

Nature Vision Inc. is a leading outdoor recreation company that continues to reinvent the outdoor experience with innovative, top-quality products. We design, manufacture and market a portfolio of winning brands across the outdoor recreation market. Brand names include, Aqua-Vu, Genz Stix, Buzz Stix, Game-Vu and Well-Vu. We operate 1 domestic location, employ 17 full time employees and reported annual sales of $11.6 million in 2005.

Visit Nature Vision online at www.NatureVisionInc.com.

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements, and often contain words such as “expects,” “anticipates,” “intends,” “plan,” or “will.” Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in consumer spending patterns; our success in implementing its strategic plan, including its focus on innovation; actions of companies that compete with us; our success in managing inventory; movements in foreign currencies or interest rates; the success of suppliers and customers; the ability to deploy our capital successfully; adverse weather conditions; and other risks and uncertainties identified in our filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Nature Vision Inc.
Michael R. Day, (218)825-0733